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PUBLIC ACCOUNTS 2000-2001
Published in accordance with section 86 of the Financial Administration Act (2000, c. 15)
Volume 1
CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC
Fiscal year ended March 31, 2001

Ministère des Finances

ISSN 0706-2869
ISBN 2-550-38170-X

Legal deposit — 4th quarter 2001
Bibliothèque nationale du Québec

To the Honourable Lise Thibault
Lieutenant-Governor
Parliament Building
Québec

Dear Madam,

The undersigned has the honour of presenting to Your Excellency the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2001.

Pauline Marois
Deputy Premier and Minister of State
for the Economy and Finance

Québec, December 2001

III

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IV

To the Deputy Premier and Minister of State
for the Economy and Finance
Pauline Marois
Parliament Building
Québec

Dear Madam,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2001. These accounts have been prepared under section 86 of the Financial Administration Act (2000, c. 15).

Respectfully yours,

Nathalie Tremblay, CA
Comptroller of Finance

Québec, December 2001

V

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VI

TABLE OF CONTENTS

INTRODUCTION		IX
SUMMARY OF CONSOLIDATED FINANCIAL TRANSACTIONS
Consolidated summary of operations		XIII
Consolidated revenue		XV
Consolidated expenditure		XVI
Consolidated financial position		XVIII
Reconciliation of revenue, expenditure and annual surplus		XIX
Financial statistics		XX
CONSOLIDATED FINANCIAL STATEMENTS
Statement of responsibility		3
Auditor General's report		4
Consolidated statement of operations		7
Consolidated statement of accumulated deficit		8
Consolidated statement of financial position		9
Consolidated statement of financial requirements and surplus and financing		10
Notes to financial statements		13
Appendices
1	Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund and included in the Government's reporting entity	27
2	Agencies and special funds whose own reporting entity is included in the Government's reporting entity	29
3	Enterprises included in the Government's reporting entity	32
4	Agencies and funds which conduct transactions of a fiduciary nature that are not included in the Government's reporting entity	33
5	Breakdown of revenue	34
6	Breakdown of expenditure	35
7	Short-term investments	36
8	Accounts receivable	37
9	Investment in Government enterprises	38
10	Long-term investments	42

VII

11	Other accounts	43
12	Bank overdraft	44
13	Accounts payable and accrued expenses	45
14	Borrowings	47
15	Borrowings to finance the health and social services and education networks and Government enterprises	50
16	Borrowings to finance the work of municipal bodies	51
17	Net debt	52
18	Fixed assets	53
19	Commitments and contingencies	54
20	Summary of transactions of a fiduciary nature conducted by Government agencies and funds	60
21	Reserve	61

VIII

INTRODUCTION

Each year the Ministère des Finances publishes documents on the financial position of the Gouvernement du Québec and the results of its financial transactions.

The Quarterly Presentation of Financial Transactions was published at the close of the second and third quarters of 2000 to account for changes in the financial transactions and facilitate comparison with the projections contained in the 2000-2001 Budget Speech of March 14, 2000.

The 2000-2001 Public Accounts complete the information relating to the actual results for fiscal 2000-2001, whose main data formed part of the first Quarterly Presentation for 2001-2002.

The Public Accounts for the fiscal year ended March 31, 2001 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies established by the Conseil du trésor and pursuant to the provisions of section 86 of the Financial Administration Act (2000, c. 15). They are published in two volumes.

Volume 1 —	CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC

Volume 1 presents summary data on the consolidated financial transactions and the consolidated financial statements of the Gouvernement du Québec for the fiscal year ended March 31, 2001, accompanied by the Auditor General's report.

Volume 2 —	REVENUE, APPROPRIATIONS AND EXPENDITURE OF THE CONSOLIDATED REVENUE FUND AND FINANCIAL INFORMATION ON THE SPECIAL FUNDS OF THE GOUVERNEMENT DU QUÉBEC

Volume 2 is divided into four sections. The first three sections report on the operations of entities whose revenue is paid into the Consolidated Revenue Fund or the Health Services Fund and entities whose operating activities are paid for out of these funds using appropriations allotted by Parliament. Such entities include Government departments, budgetary agencies, the National Assembly and persons designated by it, and other portfolios. The fourth section presents summary financial information on the special funds.

IX

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X

SUMMARY

OF CONSOLIDATED

FINANCIAL TRANSACTIONS

XI

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XII

CONSOLIDATED SUMMARY OF OPERATIONS
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001		2000(1)
	Budget*	Actual results	Actual results
Own-source revenue	40 947	42 813	40 970
Government of Canada transfers	7 306	8 161	6 352

Total revenue	48 253	50 974	47 322

Expenditure (excluding debt service)	40 828	41 991	39 943
Debt service	7 425	7 606	7 372

Total expenditure	48 253	49 597	47 315

ANNUAL SURPLUS	—	1 377	7

*
These data were established on the basis of the revenue and expenditure forecasts announced in the 2000-2001 Budget Speech of March 14, 2000.

As indicated in the 2001-2002 Budget Speech, the Gouvernement du Québec created a reserve from the surplus for the fiscal year ended March 31, 2001, to be used for future spending. The reserve is presented in Appendix 21.
Annual surplus	1 377
Transfer to reserve	(950)

Excess of annual surplus over reserve	427

(1)
Certain revenue and expenditure figures for 2000 were reclassified upward by $59 million for consistency with the presentation adopted in 2001. Revenue was adjusted downward by $16 million and expenditure upward by $7 million following changes to the recording of investments in Government enterprises and of certain expenditures for the upgrading and repair of immovables.

XIII

CONSOLIDATED SUMMARY OF OPERATIONS (cont'd)

Revenue for fiscal 2000-2001 is $2 721 million higher than forecast in the Budget Speech. The $1 866-million increase in own-source revenue results from the better-than-anticipated performance of the economy in 2000, which led notably to an increase in revenue from personal income tax, contributions to the Health Services Fund and consumption taxes.

With regard to federal transfers, the $855-million upward adjustment may be attributed primarily to an increase in equalization revenue.

Expenditure for fiscal 2000-2001, excluding debt service, is $1 163 million higher than anticipated in the Budget Speech. This increase reflects the impact of the additional resources allocated to the health and social services sector.

Debt service is $181 million higher than projected in the Budget. This change is due mainly to the fact that the Canadian dollar was weaker than expected in relation to the U.S. dollar and the yen.

The Government established a reserve of $950 million from the annual surplus of $1 377 million, which may be used for implementing capital projects and other projects having a defined duration or, under certain specific circumstances, for maintaining a balanced budget.

XIV

CONSOLIDATED REVENUE
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

(1)
Certain 2000 figures were reclassified upward by $59 million for consistency with the presentation adopted in 2001 and adjusted downward by $16 million following changes to the recording of investments in Government enterprises.

XV

CONSOLIDATED EXPENDITURE
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

2001

Total expenditure: 49 597
By mission

Health and Social Services
16 679, **33.6%**
Education and Culture
10 897, **22.0%**
Debt service
7 606, **15.3%**
Support for Individuals and Families
4 836, **9.8%**
Economy and Environment
6 045, **12.2%**
Administration and Justice
3 534, **7.1%**

2000 [(1)]

Total expenditure: 47 315
By mission

Health and Social Services
15 339, **32.4%**
Education and Culture
10 555, **22.3%**
Debt service
7 372, **15.6%**
Support for Individuals and Families
4 837, **10.2%**
Economy and Environment
5 893, **12.5%**
Administration and Justice
3 319, **7.0%**

(1)
Certain 2000 figures were reclassified upward by $59 million for consistency with the presentation adopted in 2001 and adjusted upward by $7 million following changes to the recording of certain expenditures for the upgrading and repair of immovables.

XVI

CONSOLIDATED EXPENDITURE
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

(1)
Certain 2000 figures were reclassified upward by $59 million for consistency with the presentation adopted in 2001 and adjusted upward by $7 million following changes to the recording of certain expenditures for the upgrading and repair of immovables.

(2)
Including $776 million in 2000-2001 ($709 million in 1999-2000) for the depreciation of fixed assets.

XVII

CONSOLIDATED FINANCIAL POSITION
AS AT MARCH 31, 2001
(in millions of dollars)

(1)
Certain 2000 figures were adjusted following the accounting changes disclosed in Note 2 of the consolidated financial statements.

XVIII

RECONCILIATION OF REVENUE, EXPENDITURE AND ANNUAL SURPLUS
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001	2000
(adjusted)
REVENUE
Consolidated Revenue Fund excluding Government enterprises	45 377	41 292
Government enterprises	3 496	3 927
Government agencies and special funds	12 112	11 433

	60 985	56 652

EXPENDITURE
Consolidated Revenue Fund	47 780	45 396
Government agencies and special funds	11 828	11 249

	59 608	56 645

ELIMINATION OF INTER-ENTITY TRANSACTIONS
Revenue	(10 011)	(9 330)
Expenditure	(10 011)	(9 330)

	—	—

ANNUAL SURPLUS	1 377	7

As indicated in the 2001-2002 Budget Speech, the Gouvernement du Québec created a reserve from the surplus for the fiscal year ended March 31, 2001, to be used for future spending. The reserve is presented in Appendix 21.
Annual surplus	1 377
Transfer to reserve	(950)

Excess of annual surplus over reserve	427

XIX

FINANCIAL STATISTICS
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

Fiscal year	Revenues*	Expenditure*	(Deficit) or surplus	Net debt(1)		Accumulated deficit	Fixed assets
AFTER REFORM
2000-2001	50 974	49 597	1 377	88 208	(20)	81 042	7 166
1999-2000	47 322	47 315	7	89 162	(19)	82 469	6 693
1998-1999	46 572	46 446	126	88 810	(18)	82 577	6 233
1997-1998	41 689	43 846	(2 157)	88 597	(17)	82 581	6 016
BEFORE REFORM
1996-1997	37 894	41 106	(3 212)	64 833	(16)
1995-1996	38 787	42 734	(3 947)	61 624
1994-1995	36 966	42 787	(5 821)	57 677	(15)
1993-1994	36 581	41 504	(4 923)	51 837
1992-1993	35 943	40 973	(5 030)	46 914	(14)
1991-1992	35 016	39 317	(4 301)	41 885	(13)
1990-1991	33 561	36 536	(2 975)	37 558
1989-1990	31 477	33 241	(1 764)	34 583
1988-1989	30 105	31 809	(1 704)	32 819
1987-1988	28 431	30 827	(2 396)	31 115	(4-10)
1986-1987	25 687	28 659	(2 972)	28 716	(4,11,12)
1985-1986	24 264	27 737	(3 473)	25 735	(4,9,10)
1984-1985	22 394	26 267	(3 873)	21 455	(4,8,9)
1983-1984	21 941	24 105	(2 164)	17 298	(4,7)
1982-1983	19 863	22 326	(2 463)	15 038	(4)
1981-1982	17 924	20 545	(2 621)	12 569	(4,6)
1980-1981	14 649	18 130	(3 481)	14 326	(4)
1979-1980	13 210	15 610	(2 400)	10 836	(4)
1978-1979	11 788	13 286	(1 498)	8 460	(4,5)
1977-1978	11 086	11 790	(704)	7 058	(4)
1976-1977	9 640	10 816	(1 176)	6 353	(3)
1975-1976	8 323	9 274	(951)	5 044
1974-1975	7 230	7 672	(442)	4 093
1973-1974	5 741	6 400	(659)	3 651
1972-1973	5 005	5 352	(347)	2 992
1971-1972	4 477	4 832	(355)	2 645
1970-1971	3 842	3 987	(145)	2 290	(2, 2a)

1965-1966	1 736	1 999	(263)	1 398
1960-1961	751	855	(104)	374
1955-1956	462	442	20	275
*
Certain figures were reclassified for consistency with the presentation adopted in 2000-2001.

(see notes on next page)

XX

FINANCIAL STATISTICS (CONT'D)
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

($M = millions of dollars)

(1)
Net debt represents total liabilities minus financial assets, recorded in the statement of financial position.

(2)
Following the retroactive application of the recording of the allowance for losses on guaranteed financial initiatives, the net debt was increased by $8 M owing to the effect the application has on the surpluses or deficits of fiscal years prior to 1970-1971.

(2a)
Following the retroactive application of the recording of sick leave and vacations, the net debt was increased by $65 M owing to the effect the application has on the surpluses or deficits of fiscal years prior to 1970-1971.

(3)
At April 1, 1976, the net debt was increased by $133 M, including $31 M to take into account the recording of equity investments in Government agencies and enterprises according to the modified equity method and by $102 M for the recording of borrowings in foreign currencies at their Canadian equivalent.

(4)
Including adjustments by Government agencies and enterprises to their financial statements of $1 M in 1977-1978, $1 M in 1978-1979, -$24 M in 1979-1980, $9 M in 1980-1981, -$4 M in 1981-1982, $6 M in 1982-1983, $37 M in 1983-1984, $398 M in 1984-1985, $168 M in 1985-1986, $4 M in 1986-1987 and $4 M in 1987-1988.

(5)
At April 1, 1978, the net debt was reduced by $97 M to cancel the effect of changes to the net debt, for purposes of comparison, from 1945-1946 to 1977-1978, following the adoption of a new method for recording pension plans.

(6)
Including a decrease of $4 374 M to take into account the assignment, to the Minister of Finance, of Hydro-Québec shares paid for from retained earnings of this Government enterprise up to December 31, 1980.

(7)
At April 1, 1983, the net debt was increased by $59 M following the cancellation of receivables (advances, accounts and accrued interest) from the Société d'aménagement de l'Outaouais.

(8)
During fiscal 1984-1985, the net debt was reduced by $528 M following the transfer, to the Minister of Finance, of Société immobilière du Québec shares for $80 M and through registering advances of $448 M as compensation for assets transferred to that Société.

(9)
Including an increase of $1 078 M in the net debt, through unamortized fluctuations in exchange rates on foreign currency borrowings of $414 M in 1984-1985 and $664 M in 1985-1986.

(10)
Including a decrease of $25 M in 1985-1986 and of $1 M in 1987-1988 following the transfer, to the Minister of Finance, of Société des établissements de plein air du Québec shares as compensation for assets transferred to that Société.

(11)
At April 1, 1986, the net debt was increased by $14 M following the write-off of equity investments in the Raffinerie de sucre du Québec.

(12)
During fiscal 1986-1987, the net debt was reduced by $9 M following the decrease in accounts payable under capital leases at March 31, 1986.

(13)
Including an increase of $26 M to take into account the adjustment made to borrowings in order to bring sinking fund accounting into conformity with the accounting policies in effect.

(14)
In 1992-1993, the net debt was reduced by $1 M following the transfer, to the Minister of Finance, of Société des établissements de plein air du Québec shares as compensation for assets transferred to that Société.

(15)
In 1994-1995, the net debt was increased by $19 M to take into account the write-off of equity investments in the Société générale des industries culturelles.

(16)
The net debt was reduced by $3 M in 1996-1997 to take into account the portion of unrealized gain on the sale of SOQUIP's interest in Noverco inc. (share held by the Caisse de dépôt et placement du Québec).

(17)
The net debt was increased by $21 607 M, including $13 173 M for the recording of unrecorded pension plan obligations, $6 889 M for the consolidation of Government enterprises, agencies and special funds, $731 M for the change to the method used to record borrowings, $461 M for the recording of public sector restructuring measures and $353 M for the recording of fixed assets.

(18)
The net debt was increased by $339 M, including $217 M for the recording of fixed assets, $25 M for the recording of accounts payable and accrued expenses and $97 M for adjustments to other accounts.

(19)
The net debt was increased by $359 M for the recording of fixed assets.

(20)
The net debt was increased by $ 423 M, including $473 M for the recording of fixed assets, $12 M for sick leave and vacations and -$62 M for investments in Government enterprises.

XXI

CONSOLIDATED FINANCIAL

STATEMENTS

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STATEMENT OF RESPONSIBILITY

The Government is responsible for the integrity and objectivity of the consolidated financial statements prepared by the Comptroller of Finance for the Minister of Finance in accordance with the Financial Administration Act (2000, c.15, s. 86). These statements are prepared in accordance with the accounting policies disclosed in Note 1 of the financial statements.

To fulfil its accounting and financial reporting responsibilities, the Government maintains systems of financial management and internal control designed to provide reasonable assurance that transactions are duly authorized by Parliament and properly executed and recorded.

The Comptroller of Finance takes care of Government accounting by maintaining a centralized record of financial transactions, and obtains all the information needed to meet its accounting and financial reporting requirements from Government departments, agencies, enterprises and funds.

The Government submits its consolidated financial statements for verification to the Auditor General who, in his report to the National Assembly, states the nature and scope of his audit as well as his opinion.

The financial statements are part of the Public Accounts tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Nathalie Tremblay, CA Comptroller of Finance	Gilles Godbout Deputy Minister of Finance

Québec, December 12, 2001

AUDITOR GENERAL'S REPORT

To the National Assembly,

I have audited the following consolidated financial statements of the Gouvernement du Québec for the year ended March 31, 2001:

  •
  operating results;

  •
  accumulated deficits;

  •
  financial position;

  •
  requirements and financial surplus and financing.

The Minister of Finance is responsible for preparing these financial statements. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in Canada. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting policies used and significant estimates made by the management of government departments and agencies included in the government reporting entity, as well as evaluating the overall financial statement presentation.

PROVISION FOR LOSSES ON GUARANTEED FINANCIAL INITIATIVES

Investissement-Québec sets the provision for losses on its financial initiatives guaranteed by the government according to the credit risks and the initiatives in progress. The government records a different provision for these same initiatives according to its own assessment of the credit risks and on the basis of the authorized initiatives rather than of those in progress. In my opinion, the provision established by Investissement-Québec is appropriate because it is evaluated on the basis of the accrual accounting method and a meticulous analysis of the credit risks. Hence, the government should have recorded in its books the provision calculated by Investissement-Québec. The effect of not having entered an appropriate provision is to understate the surplus of the year ended March 31, 2001 by $41.6 million (overstate the surplus of the year ended March 31, 2000 by $24.6 million) and to overstate the provision for losses on guaranteed financial initiatives and the net debt and the accumulated deficits by $128.3 million at that date (March 31, 2000: $88.4 million).

COMMITMENTS FOR THE RÉGIME DE RETRAITE DES EMPLOYÉS DU GOUVERNEMENT ET DES ORGANISMES PUBLICS (RREGOP), THE RÉGIME DE RETRAITE DU PERSONNEL D'ENCADREMENT (RRPE) AND THE RÉGIME DE RETRAITE DES AGENTS DE LA PAIX EN SERVICES CORRECTIONNELS (RRAPSC)

The liabilities recorded under "Retirement plans" as at March 31, 2001 for the regular service of the RREGOP and RRPE, excluding that of the senior administration, total $19,735 million and the liabilities recorded for the RRAPSC total $597 million (March 31, 2000: $18,177 and $524 million). These three plans are of the shared-cost type, namely their respective cost, i.e. the ensuing annual contribution, is shared in predetermined proportions between the employer and the participants. This sharing of the annual contribution creates a commitment for the government with respect to the financing of these plans, a commitment whose value corresponds to the fund that the government would have accumulated, had it paid its contributions on the same bases as those which were used to determine the participants' fund. In the case of the RREGOP and RRPE, the value of this fund was estimated at $39,723 million as

AUDITOR GENERAL'S REPORT (cont'd)

at December 31, 2000 (December 31, 1999: $33,060 million). As for the RRAPSC, for which the employees' contributions were paid into the Consolidated Revenue Fund, the value of the fund that the employees and the government would have accumulated was evaluated at $746 million (December 31, 1999: $624 million) at that same date.

In note 5 of its financial statements, the government does not clearly recognize that it has contracted commitments for the financing of these plans. Indeed, it does not indicate that the commitments to which reference is made ensue from the sharing of the annual contribution established according to the legislative provisions of these plans and the collective agreements that the government has negotiated since the creation of the plans. With respect to commitments of $39,723 million for RREGOP and RRPE and $746 million for the RRAPSC (December 31, 1999: $33,060 and $624 million), $19,735 million for RREGOP and RRPE and $597 million for the RRAPSC (March 31, 2000: $18,177 and $524 million) are already recorded under liabilities as at March 31, 2001.

Although these commitments had no effect on the liabilities, the net debt, the accumulated deficits and the surplus of the year ended March 31, 2001, this information must be disclosed appropriately to enable readers of the financial statements to better evaluate the government's financial condition.

In my opinion, except for the effects of the inappropriate recording of provision for losses on guaranteed financial initiatives and the inappropriate disclosure by the government of the commitments concerning the financing of the RREGOP, the RRPE and the RRAPSC mentioned in the foregoing paragraphs, these consolidated financial statements present fairly, in all material respects, the financial position of the Gouvernement du Québec as at March 31, 2001, and the results of its operations and the changes in its financial position for the year then ended in accordance with the accounting policies described in Note 1. As required by the Auditor General Act (R.S.Q., chapter V-5.01), I report that, in my opinion, these accounting policies have been applied, after giving retroactive effect to the changes in accounting policies explained in Note 2, on a basis consistent with that of the preceding year.

Auditor General of Québec,

Guy Breton, FCA

Quebec City, December 12, 2001

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CONSOLIDATED STATEMENT OF OPERATIONS
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

		2001		2000
Appendix		Budget*	Actual results	Actual results
(Notes 2 and 13)
5	REVENUE (Note 3)
	Income and property taxes	24 245	26 010	24 112
	Consumption taxes	9 355	9 541	8 954
	Duties and permits	1 471	1 406	1 490
	Miscellaneous	2 448	2 360	2 487
	Revenue from Government enterprises	3 428	3 496	3 927

	Own-source revenue	40 947	42 813	40 970
	Government of Canada transfers	7 306	8 161	6 352

	Total revenue	48 253	50 974	47 322

6	EXPENDITURE
	Health and Social Services	16 034	16 679	15 339
	Education and Culture	10 797	10 897	10 555
	Economy and Environment	5 713	6 045	5 893
	Support for Individuals and Families	4 726	4 836	4 837
	Administration and Justice	3 558	3 534	3 319

	Sub-total	40 828	41 991	39 943
	Debt service	7 425	7 606	7 372

	Total expenditure	48 253	49 597	47 315

	ANNUAL SURPLUS	—	1 377	7

*
These data were established on the basis of the revenue and expenditure forecasts announced in the 2000-2001 Budget Speech of March 14, 2000.

As indicated in the 2001-2002 Budget Speech, the Gouvernement du Québec created a reserve from the surplus for the fiscal year ended March 31, 2001, to be used for future spending. The reserve is presented in Appendix 21.
Annual surplus	1 377
Transfer to reserve	(950)

Excess of annual surplus over reserve	427

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001		2000
	Budget*	Actual results	Actual results
			(Note 2)
ACCUMULATED DEFICIT, BEGINNING OF YEAR	(82 469)	(82 469)	(82 249)
Annual surplus	—	1 377	7
Adjustments (Note 2)	—	50	(227)

ACCUMULATED DEFICIT, END OF YEAR	(82 469)	(81 042)	(82 469)

*
These data were established on the basis of the revenue and expenditure forecasts announced in the 2000-2001 Budget Speech of March 14, 2000.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT MARCH 31, 2001
(in millions of dollars)

Appendix		2001	2002
(Note 2)
FINANCIAL ASSETS
7	Short-term investments	1 654	703
8	Accounts receivable	8 231	6 904
9	Investment in Government enterprises	18 532	16 888
10	Long-term investments	1 844	1 794
11	Other accounts	1 595	1 514
	Advances to the health and social services and education networks and Government enterprises (Note 8)	5 796	6 136
	Assets for financing the fixed assets of the health and social services and education networks (Note 10)	968	1 110

	TOTAL FINANCIAL ASSETS	38 620	35 049

LIABILITIES
12	Bank overdraft	2 776	2 323
13	Accounts payable and accrued expenses	8 328	9 258
	Deferred revenue	1 509	1 013
	Pension plans (Note 5)	39 111	39 337
14	Borrowings (Note 6)	65 105	61 715
15	Borrowings to finance the health and social services and education networks and Government enterprises (Note 8)	5 796	6 136
16	Borrowings to finance the work of municipal bodies (Note 9)	3 235	3 319
	Allowance for financing the fixed assets of the health and social services and education networks (Note 10)	968	1 110

	TOTAL LIABILITIES	126 828	124 211

17	NET DEBT	(88 208)	(89 162)
18	FIXED ASSETS	7 166	6 693

	ACCUMULATED DEFICIT	(81 042)	(82 469)

19	Commitments and contingencies (Note 11)
20	Transactions of a fiduciary nature conducted by Government agencies and funds
21	Reserve
Nathalie Tremblay, CA	Gilles Godbout
Comptroller of Finance	Deputy Minister of Finance
Québec, December 12, 2001

CONSOLIDATED STATEMENT OF FINANCIAL REQUIREMENTS AND SURPLUS AND FINANCING
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001		2000
			(Note 2)
OPERATING ACTIVITIES
Surplus		1 377		7
Items not affecting liquid assets:
Government's share in the results of enterprises entered as revenue less declared dividends	(1 157)		(1 782)
Doubtful accounts and other allowances	512		461
Sick leave and vacations	58		66
Pension costs (Note 5)	1 248		1 077
Interest charges relating to pension plans (Note 5)	3 006		2 851
Depreciation of fixed assets	776		709
Amortization of deferred expenses	1		2
Amortization of unrealized foreign exchange loss	163		200
Amortization of discounts and premiums	99	4 706	116	3 700

		6 083		3 707
Pensions plans
Benefits and other payments	(2 567)		(2 336)
Employee and independent employer contributions	106	(2 461)	148	(2 188)

Specific purpose accounts (Appendix 13)
Payments and other debits	(377)		(339)
Receipts and other credits	367	(10)	331	(8)

Changes in financial assets and liabilities related to operations		(2 304)		580

Liquid assets provided for operating activities		1 308		2 091

INVESTMENT ACTIVITIES
Changes in investment in Government enterprises
Investments made		(425)		(212)
Investments realized				29

		(425)		(183)

Changes in long-term investments
Investments made		(200)		(284)
Investments realized		50		154

		(150)		(130)

Fixed assets
Acquisition		(1 264)		(1 106)
Disposal		15		38

		(1 249)		(1 068)

Liquid assets used for investment activities		(1 824)		(1 381)

NET FINANCIAL (REQUIREMENTS) SURPLUS		(516)		710

CONSOLIDATED STATEMENT OF FINANCIAL REQUIREMENTS AND SURPLUS AND FINANCING (cont'd)
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001	2000
		(Note 2)
FINANCING ACTIVITIES
Changes in borrowings
Borrowings made	8 594	6 080
Borrowings repaid	(5 586)	(6 212)

	3 008	(132)
Changes in the Retirement Plans Sinking Fund
Payments	(1 607)	(2 612)
Reinvestment of Fund investment income	(412)	(219)
Changes in liquid assets(1)	(473)	2 253

NET FINANCING	516	(710)

(1)
Liquid assets include cash in bank and short-term investments less short-term borrowings.

  (This page has been left blank intentionally.)

NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies disclosed below. When necessary, the information included in the consolidated financial statements is based on best estimates and judgments.

REPORTING ENTITY

The Government's reporting entity encompasses departments, agencies, enterprises and special funds which must account for the management of their financial transactions and resources to a Minister or directly to the National Assembly and which are part of the Government or under its control. They are listed in an appendix to the financial statements.

Transactions of a fiduciary nature conducted by certain agencies and funds are not included in the Government's reporting entity. These agencies and funds are listed in an appendix to the financial statements.

CONSOLIDATION METHOD

The accounts of the Consolidated Revenue Fund and the other entities included in the Government's reporting entity, with the exception of Government enterprises, have been standardized and combined line by line in accordance with the accounting policies disclosed below. Inter-entity transactions and balances have been eliminated.

Government enterprises are accounted for using the modified equity method. Therefore, investment in these enterprises is recorded at cost, which is adjusted annually by the Government's share in the results of these enterprises with an offsetting entry to revenue, and reduced by the portion of dividends that are paid or reported by an enterprise and that accrue to the Government. A Government enterprise has all of the following characteristics:

a)
it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

b)
it is vested with the financial and administrative power to carry out commercial activities;

c)
its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government's reporting entity;

d)
it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the Government's reporting entity.

REVENUE

Revenue from income and property taxes, consumption taxes, duties, permits, fines and forfeitures is recorded in the fiscal year during which it is received, after deducting reimbursements and other amounts deductible under the applicable legislation. Assessments and amounts billed before the end of the fiscal year are entered as revenue.

Revenue from Government of Canada transfers is recorded in the fiscal year during which it is received. However, claims issued and estimates of revenue from transfers related to shared-cost programs without fiscal compensation are recorded in the fiscal year during which the related expenditures are made.

Other revenue is recorded on the accrual basis. Interest income ceases to be recorded when there is no reasonable assurance that the principal or interest will be recovered.

EXPENDITURE

Expenditure includes the cost of goods and services acquired during the fiscal year, with the exception of fixed assets for which an annual depreciation is recorded.

Transfers are recorded in the fiscal year during which the events that give rise to them occur, insofar as the transfers have been authorized and once beneficiaries have met the eligibility criteria.

FINANCIAL ASSETS

Short-term investments are recorded at cost and accounts receivable and loans and advances are recorded initially at cost and then brought down to their net recoverable value through valuation allowances.

Investment in Government enterprises is recorded using the modified equity method.

Other long-term investments are entered at cost and reduced by any durable loss in value. The loss in value is charged to operations for the fiscal year during which it is known.

LIABILITIES

Accounts Payable and Accrued Expenses

Specific purpose accounts

The Financial Administration Act (2000, c. 15) provides for the creation of specific purpose accounts in which amounts received in respect of a contract or an agreement calling for the allocation of funds to a specific purpose may be deposited. Consequently, certain amounts receivable or payable under shared-cost programs without fiscal compensation or as a result of third-party compensation are recorded in specific purpose accounts.

Sick leave and vacations

Obligations relating to sick leave and vacations owed to Government employees are recorded as liabilities. The annual change in this account is posted to expenditure.

Allowance for losses on guaranteed financial initiatives

Obligations resulting from borrowings and other guaranteed financial initiatives are recorded as liabilities when a loss is probable. The annual change in this allowance is posted to expenditure.

The allowance for probable losses is evaluated using a rate based on past experience regarding losses on each of the guarantee programs. Special guarantees are grouped according to risk level.

Pension Plans

Government pension plans are defined benefit pension plans. Within the context of preparing the Government's financial statements, obligations relating to vested benefits are evaluated using the actuarial projected benefit method prorated on service, according to the most probable assumptions set by the Government with regard, notably, to inflation, interest and employee remuneration. This method has been adjusted, however, to reflect the way in which benefits are earned by employees.

Total cost of plans

The annual cost of vested benefits for all pension plans, including the cost of changes to the plans, and the amortization of adjustments to estimates based on actuarial gains or losses are charged to expenditure, with an offsetting entry in the retirement plans account, i.e. pension plan liability. Changes to actuarial assumptions are included in the adjustments to estimates based on actuarial gains or losses.

In the case of the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Management Personnel (PPMP), the Civil Service Superannuation Plan (CSSP), the Teachers Pension Plan (TPP), the Pension Plan of Certain Teachers (PPCT) and transfers from the TPP and the CSSP to RREGOP and the PPMP, adjustments to estimates based on actuarial gains or losses are amortized using the straight-line method over a period corresponding to the estimated average remaining years of service of participants in these plans as a whole. However, adjustments to estimates based on actuarial gains or losses for the other pension plans are amortized over a period corresponding to the estimated average remaining years of service of participants in each plan.

The total cost of the pension plans also includes interest charges on obligations relating to vested benefits, with an offsetting entry to liabilities in the retirement plans account. The investment income of the Retirement Plans Sinking Fund, created to pay for benefits under these plans, is taken into account in computing interest charges on obligations relating to vested benefits.

Borrowings

Borrowings are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. Issue expenses are recorded as deferred expenses and amortized over the term of each borrowing.

The value of borrowings in foreign currency is adjusted using the rates in effect on the balance sheet date, and the changes are recorded as unrealized foreign exchange gains or losses and amortized over the term of each borrowing.

Gains or losses on financial instruments are deferred and amortized over the remaining term of each agreement. However, foreign exchange gains or losses on short-term agreements aimed at covering the long-term debt are amortized over the remaining term of the borrowing portfolio in the currency concerned.

The amortization is calculated using the straight-line method, except in the case of discounts and premiums, which are amortized according to the effective rate of return on each borrowing.

FIXED ASSETS

Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.

They include land, buildings, facilities such as parks and outdoor recreational areas, complex networks such as dams, canals, roads and bridges, equipment such as vehicles and furniture, and the development of data processing systems.

Fixed assets are recorded at cost and depreciated using a logical, systematic method over a period corresponding to their useful life. They are a component of net debt. Their cost includes financing charges capitalized during their construction, improvement or development.

The cost of fixed assets held under capital leases is equal to the present value of payments due. Works of art and historic property are not recorded as fixed assets but are mentioned in a note to the financial statements, and their cost is charged to expenditure for the fiscal year during which they are acquired.

Fixed assets acquired through donation or for a nominal fee are recorded at their fair value at the time of acquisition with an offsetting entry to deferred revenue liabilities, which are gradually transferred to operating results using the same term and method of amortization as for the fixed assets concerned. However, land is recorded at its nominal value.

Sums received from agencies not included in the Government's reporting entity for the purchase of fixed assets are recorded as deferred revenue liabilities and gradually transferred to operating results using the same term and method of amortization as for the fixed assets concerned. However, contributions received for the purchase of land are deducted from the latter's cost.

2. ACCOUNTING CHANGES

a)
Investment in Government enterprises

  Changes applied retroactively with adjustments for previous years

  As of the current fiscal year, one of the Government's enterprises will present its financial statements in accordance with generally accepted accounting principles. Previously, this enterprise used specific accounting policies.

  A change was made to the value of investments in another Government enterprise as at April 1, 1997.

  The retroactive application of these changes increased (decreased) the following items:

	2001	2000
	(in millions of dollars)
Investment in Government enterprises	(235)	(235)
Net debt	235	193
Accumulated deficit	235	193
Excess of the municipal assessment for fixed assets of the Corporation d'hébergement du Québec over their cost on the date of acquistion		26
Surplus		(16)

  Changes applied retroactively without adjustments for previous years

  During the fiscal year, certain Government enterprises applied the new recommendations of the Canadian Institute of Chartered Accountants (CICA), particularly for the recording of employee future benefits.

  In addition, another Government enterprise changed its accounting policies with regard to certain allowances and actuarial liabilities.

  The retroactive application of these changes, without adjustments for previous years, increased (decreased) the following items:

2001
(in millions of dollars)
Investment in Government enterprises	81
Net debt	(62)
Accumulated deficit	(62)
Surplus	19
b)
Bank overdraft

  As of the current fiscal year, the Government will charge to results certain expenditures for the upgrading and repair of immovables. Previously, such expenditures were capitalized and amortized at the same rate as the repayment of financing.

  The retroactive application of this change increased (decreased) the following items:

	2001	2000
	(in millions of dollars)
Bank overdraft	45	41
Net debt	41	34
Accumulated deficit	41	34
Surplus	(4)	(7)
c)
Accounts payable and accrued expenses

  Since April 1, 1996, the Government has recorded obligations stemming from sick leave and vacations owed to employees as a liability in the account for sick leave and vacations.

  However, in the case of certain organizations, these obligations were recorded during the fiscal year. The organizations concerned used to record such benefits when they are used.

  The retroactive application of this change, without adjustments for previous years, increased the following items:

2001
(in millions of dollars)
Accounts payable and accrued expenses	12
Net debt	12
Accumulated deficit	12

3. REVENUE

ACCORDING TO APPLICABLE LEGISLATION, REVENUE IS SHOWN AFTER DEDUCTION OF THE FOLLOWING ITEMS:

	2001	2000
	(in millions of dollars)
		(adjusted)
Personal income tax
Refundable tax credits:
Sales tax	441	466
Day care expenses	189	213
Other	40	37
Property tax refunds	233	257
Family assistance allowances	45	52

	948	1 025

Corporate taxes
Refundable tax credits:
Tax credit for large corporations	205	179
Scientific research and experimental development	178	169
Cinematrographic productions	147	88
Tax credits relating to the reporting of tips	47	26
Other	177	118

	754	580

Duties and permits
Silvicultural work and other forest management activities	230	196
Highway carrier monitoring	45	34
Refundable mining duties credits for losses pertaining to exploration and capital expenditures and other	10	7

	285	237

	1 987	1 842

4. FIXED ASSETS

Fixed assets are recorded at cost and shown in net debt. They are depreciated over their useful life using the following methods:

Category	Depreciation method	Useful life
Buildings	Straight-line and annuity	10 to 50 years
Facilities	Straight-line	5 to 10 years
Complex networks	Straight-line	10 to 40 years
Equipment	Straight-line	3 to 20 years
Development of data processing systems	Straight-line	5 to 10 years

Works of art and historic property consist mainly of paintings, sculptures, drawings, prints, photographs, installations, films and videos and their cost is charged to expenditures for the fiscal year in which they are acquired.

5. PENSION PLANS

The Gouvernement du Québec contributes to several pension plans for its employees. Employees of the public and parapublic sectors, the Members of the National Assembly and the judges of the Court of Québec participate in these plans.

PENSION PLANS

	Estimated number of participants as at December 31, 2000		Number of beneficiaries as at December 31, 2000
Government and Public Employees Retirement Plan (RREGOP)	425 000		99 912
Pension Plan of Management Personnel (PPMP)	22 500		10 345
Teachers Pension Plan and Pension Plan of Certain Teachers (TPP and PPCT)	10 250	*	43 243
Civil Service Superannuation Plan (CSSP)	3 600	*	25 727
Superannuation Plan for the Members of the Sûreté du Québec (SPM SQ)	3 850		3 443
Pension Plan of Peace Officers in Correctional Services (PPPOCS)	2 350		896
Pension Plan of the Judges of the Court of Québec (PPJCQ)	292		285
Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFETQ)	290		67
Pension Plan of the Members of the National Assembly (PPMNA)	122		262

	468 254		184 180

* These plans have not admitted any new participants since July 1, 1973.

These plans are "defined benefit" pension plans, which means that they guarantee participants a set income upon retirement, calculated on the basis of participants' average income for the best paid years, generally five, and their number of years of service. The portion of benefits accrued prior to July 1, 1982 is usually indexed to the cost of living, while those accrued after that date are partially indexed.

There are two types of pension plans:	› cost-sharing pension plans;
› cost-balance pension plans.

Cost-sharing pension plans

In the case of RREGOP and the PPMP, the Government covers costs at a rate of 50% for years of service since July 1, 1982 and 58.33% (7/12) for years of service prior to July 1, 1982. The contributions of participants and independent employers are paid into the Caisse de dépôt et placement du Québec.

In the case of the PPPOCS, the Government covers 46% of costs, while employees cover 54%. Employee contributions are paid into the Consolidated Revenue Fund.

Cost-balance pension plans

Cost-balance pension plans are plans for which employers cover the difference between the cost of plans and the contributions paid by participants. All Government plans except RREGOP, the PPMP and the PPPOCS fall into this category. The contributions of participants and independent employers to these cost-balance plans are paid into the Consolidated Revenue Fund. The Government covers the difference between the cost of each plan and the contributions paid by participants and independent employers.

Value of actuarial obligations relating to vested benefits for the pension plans as a whole

The value of actuarial obligations relating to vested benefits for the pension plans as a whole for service rendered as at a given date is determined by actuaries of the Commission administrative des régimes de retraite et d'assurances (CARRA). For this purpose, they use the actuarial projected benefit method prorated on service and take into account, among other things, the most probable long-term economic assumptions.

Long-term economic assumptions:
Yield, net of inflation	4.85%
Inflation rate	3.00%
Salary escalation rate, net of inflation	1.10%

Government's liability with regard to the pension plans

The Government's liability with regard to the pension plans is recorded in conformity with the recommendations of the Canadian Institute of Chartered Accountants for public sector pension plans.

The liability recorded with respect to the pension plans is established on the basis of the value of actuarial obligations relating to vested benefits for the pension plans as a whole, taking into account certain adjustments stemming from actuarial gains or losses noted during the actuarial valuations prepared every three years. These gains or losses are amortized using the accounting policy established for this purpose. The Government's liability with regard to the pension plans also includes interest charges calculated on the basis of the value of the actuarial obligations relating to vested benefits as at a given date for the pension plans as a whole.

As shown by the following table concerning the main pension plans, the Government's liability with regard to the pension plans as a whole is estimated at $46 710 million as at March 31, 2001, including $23 355 million for RREGOP and the PPMP.

PENSION PLANS LIABILITY

	Actuarial obligations relating to vested benefits	Adjustments	Pension plans liability as at March 31, 2001	Pension plans liability as at March 31, 2000
	(in millions of dollars)
RREGOP and PPMP
— regular service RREGOP	18 233	(1 206)	17 027	18 549
— regular service PPMP(1)	3 371	(245)	3 126
— transferred service to RREGOP and to PPMP	3 463	(261)	3 202	2 514
TPP and PPCT	15 286	(943)	14 343	14 747
CSSP	5 392	(286)	5 106	5 369
Other	3 357	9	3 366	3 198

	49 102	(2 932)	46 170	44 377
Sinking fund(2)	(7 059)		(7 059)	(5 040)

	42 043	(2 932)	39 111	39 337

(1)
Effective January 1, 2001.

(2)
Under the Financial Administration Act (2000, c. 15, s. 8), the Minister of Finance may make long-term investments, by way of a deposit /with the Caisse de dépôt et placement du Québec, using a part of the Consolidated Revenue Fund up to an amount equal to the sums recorded as the pension plans liability in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans. The sinking fund's assets are recorded at a value based on their market value. During fiscal 2000-2001, the Minister made investments of $1 607 million in the Retirement Plans Sinking Fund ($2 612 million in 1999-2000). At March 31, 2001, $412 million in investment income ($219 million in 2000) was reinvested in the sinking fund, and was taken into account in calculating the interest charges relating to pension plans.

Actuarial valuations and subsequent estimates

The most recent estimates, which were filed and issued in 2001, were determined on the basis of actuarial valuations as at December 31, 1999 for RREGOP, the PPMP, the TPP and the CSSP, as at December 31, 1997 for the PPPOCS, as at December 31, 1996 for the PPCT, the SPMSQ, the PPMNA and the PPJCQ, and as at December 31, 1994 for the PPFETQ.

TOTAL COST OF PENSION PLANS

	2001		2000
	(in millions of dollars)
Pension costs
Cost of vested benefits excluding interest charges	1 262		1 042
Employee contributions	(106)		(124)
Independant employer contributions			(24)

	1 156		894
Cost of changes			44
Amortization of adjustments to estimates based on actuarial gains or losses	92		139

	1 248		1 077
Interest charges relating to the pension plans	2 594	(1)	2 632	(1)

Total	3 842		3 709

(1)
Taking into account Retirement Plans Sinking Fund investment income of $412 million in 2000-2001 ($219 million in 1999-2000).

FUNDING OF PENSION PLANS

Actuarial valuations for funding purposes for regular service under "cost-sharing" pension plans (RREGOP, PPMP and PPPOCS)

By law, CARRA actuaries are required to prepare, every three years, an actuarial valuation for funding purposes for each of the pension plans in order to determine the rates of contribution for these plans. To that end, the actuaries take legislative provisions and collective agreements into account using the valuation method agreed upon by the parties concerned and economic assumptions that are more conservative than those used to prepare valuations for accounting purposes.

According to these valuations, Government commitments for funding purposes are calculated as the fund that the Government would have amassed had it been required to pay contributions since 1973 on the same bases as those used to determine the rate of contribution of participants. In the case of RREGOP and the PPMP, this fund was estimated at $39 723 million as at December 31, 2000 ($33 060 million in 1999). In the case of the PPPOCS, for which employee contributions were paid into the Consolidated Revenue Fund, the value of the fund that would have been amassed by employees and the Government was $746 million on that date ($624 million in 1999). The difference between these amounts and the liability recorded for these three plans represents a non-payable amount that does not have to be recorded as a liability of the Government. The difference may be attributed to the use of different economic assumptions and methods.

6. BORROWINGS

Borrowings translated into Canadian dollars are shown below by currency and year of maturity. Monetary units by currency take currency swap contracts into account:

	2001				2000
Currency(1)	In millions of monetary units	Total in Canadian equivalent		Weighted average interest rate %	In millions of monetary units	Total in Canadian equivalent	Weighted average interest rate %
	(in millions of dollars)				(in millions of dollars)
In Canadian dollars	46 753	46 753	(2)	7.39	42 106	42 106	7.69
In U.S. dollars	7 664	12 091		7.18	8 788	12 774	7.36
In yen	660 592	8 297		4.04	465 527	6 592	4.30
In Swiss francs					1 583	1 384	4.13
In Deutsche marks	140	100		6.20	140	100	5.85
In French francs	1 915	405		6.54	1 918	407	6.55
In euros	(364)	(505)		5.23	132	184	5.25

		67 141		6.82%		63 547	6.92%

Less:
Sinking funds		2 036				1 832

Total		65 105				61 715

(1)
Foreign monetary units are translated into their Canadian equivalent at the rates in effect on March 31.

(2)
The Government held $199 million worth of its securities as at March 31, 2001 ($65 million as at March 31, 2000).

Note: A detail table by type of currency and borrowing is presented in Appendix 14.

Maturing in	In Canadian dollars	In U.S. dollars	In Yen	Other	Total 2001
					(in millions of dollars)
2002	8 203	(1 493)	3 053	(2 517)	7 246
2003	3 485	77			3 562
2004	3 925	156			4 081
2005	4 068	401	(5)	1	4 465
2006	5 057	271	13	4	5 345

	24 738	(588)	3 061	(2 512)	24 699
2007-2011	9 980	4 639	1 665	1 968	18 252
2012-2016	1 446	158	1 909	332	3 845
2017-2021	363	946	1 411	212	2 932
2022-2026	1 923	3 273	251		5 447
2027-2031	4 459	3 074			7 533
2030 and thereafter	2 145	252			2 397

Total	45 054	11 754	8 297	—	65 105

Note:	This schedule takes into account $1 924 million in 2002 for treasury bills and was drawn up considering projected reimbursements of $539 million in 2002, $432 million in 2003, $348 million in 2004, $265 million in 2005, $218 million in 2006 and $761 million in 2007-2011 for bonds redeemable on demand. Moreover, the amounts in Canadian and U.S. currency take the sinking funds into account.

7. FINANCIAL INSTRUMENTS

To meet the financial requirements arising from its operations for refunding maturing loans and for maintaining the desired level of liquid assets, the Government has provided itself with an annual financing and active debt-management program targeting Canadian and international financial markets.

Participation in these markets involves various types of risk. Therefore, the Government devises risk-management strategies by using the different derivative instruments at its disposal.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currency will vary according to market fluctuations. To manage this risk, the Government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. The purpose of these contracts is to exchange cash flows from one currency to another.

The value of these contracts in currency, as indicated in the statement of financial position, is shown by type of currency in Appendices 14 to 16. These contracts mature at various dates until 2009.

Interest rate risk

Interest rate risk is the risk that debt service will vary unfavourably according to interest rate fluctuations. To reduce its exposure to interest-rate risk, the Government uses interest rate swap contracts. These contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates or vice versa on the basis of a reference par value. The Government manages debt by using short-term derivative instruments in an effort to control risk.

Credit risk

Credit risk is the risk that a counterparty will default on his contractual obligations, an event that could entail financial losses for the Government. To protect itself from such a risk within the scope of derivative instrument transactions, the Government has adopted a credit risk management policy that limits potential losses by counterparties.

A credit limit is granted to each counterparty based mainly on their credit rating. When this limit is exceeded, a process is implemented to ensure that the amounts owed by the counterparty concerned fall within the limits set.

The Government deals with major financial institutions whose credit rating is equal to or higher than its own.

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To offset this risk, the Government has obtained lines of credit totalling C$1 165 million from various Canadian banking institutions.

In addition, the Government has concluded credit agreements for U.S.$3 500 million with a banking syndicate.

As at March 31, 2001, none of these credit lines or agreements had been used.

8. BORROWINGS TO FINANCE THE HEALTH AND SOCIAL SERVICES AND EDUCATION NETWORKS AND GOVERNMENT ENTERPRISES

Borrowings contracted by the Government for organizations in the health and social services and education networks and for Government enterprises are shown separately as liabilities. To offset these borrowings, advances to the health and social services and education networks and Government enterprises are granted on the same conditions as the borrowings and are recorded as financial assets.

Borrowings translated into Canadian dollars are shown below by currency and year of maturity. Monetary units by currency take currency swap contracts into account:

	2001			2000
Currency(1)	In millions of monetary units	Total in Canadian equivalent	Weighted average interest rate %	In millions of monetary units	Total in Canadian equivalent	Weighted average interest rate %
		(in millions of dollars)			(in millions of dollars)
In Canadian dollars	5 822	5 822	6.61%	6 155	6 155	6.74%

Less:
Sinking funds		26			19

Total		5 796			6 136

(1)
Foreign monetary units are translated into their Canadian equivalent at the rates in effect on March 31.

Note: A detail table by type of currency and borrowing is presented in Appendix 15.

2001
Maturing in	In Canadian dollars
(in millions of dollars)
2002	951
2003	1 146
2004	879
2005	83
2006	900

3 959
2007-2011	1 370
2012-2016	97
2017-2021	20
2022-2026	350

Total	5 796

Note: This schedule takes into account an amount of $815 million, for treasury bills, maturing in 2002.

9. BORROWINGS TO FINANCE THE WORK OF MUNICIPAL BODIES

Under the water treatment program, the Government is committed, in accordance with an agreement with the municipalities and the Société québécoise d'assainissement des eaux (SQAE), to contributing to the financing of work costs by reimbursing, based on their date of maturity, the principal and interest on borrowings contracted by the SQAE.

Borrowings translated into Canadian dollars are shown below by currency and year of maturity. Monetary units by currency take currency swap contracts into account:

	2001			2000
Currency(1)	In millions of monetary units	Total in Canadian equivalent	Weighted average interest rate %	In millions of monetary units	Total in Canadian equivalent	Weighted average interest rate %
		(in millions of dollars)			(in millions of dollars)
In Canadian dollars	3 235	3 235	7.97%	3 319	3 319	8.66%

(1)
Foreign monetary units are translated into their Canadian equivalent at the rates in effect on March 31.

Note: A detail table by type of currency and borrowing is presented in Appendix 16.

2000
Maturing in	In Canadian dollars
(in millions of dollars)
2002	782
2003	399
2004	640
2005	270
2006	379

2 470
2007-2011	715
2012-2016	50
Total	3 235

Note: This schedule takes into account an amount of $226 million, for treasury bills, maturing in 2002.

10. ALLOWANCE FOR FINANCING THE FIXED ASSETS OF THE HEALTH AND SOCIAL SERVICES AND EDUCATION NETWORKS

Under the General and Vocational Colleges Act (R.S.Q., c. C-29), the Education Act (R.S.Q., c. I-13.3), the University Investments Act (R.S.Q., c. I-17), the Act respecting health services and social services (R.S.Q., c. S-4.2) and the Act respecting health services and social services for Cree Native persons (R.S.Q., c. S-5), the Government has created sinking funds for the purpose of repaying, out of the sums deposited by the Minister responsible, borrowings (principal and interest) contracted to finance the fixed assets of organizations in the health and social services and education networks.

The net assets of these sinking funds are as follows:

	2000	1999
	(in millions of dollars)
Sinking funds relating to borrowings by:
General and vocational colleges in Québec	203	214
Québec school boards	335	338
Québec university establishments	280	254
Québec health and social services organizations	150	304

	968	1 110

11. COMMITMENTS AND CONTINGENCIES

A)
Commitments for transfers to school boards and educational institutions, health and social services institutions, municipalities and municipal bodies, and other beneficiaries are shown in summary form in Appendix 19. As at March 31, 2001, these commitments totalled $18 978 million ($18 242 million as at March 31, 2000: adjusted amount).

B)
Net guaranteed financial initiatives as at March 31, 2001 totalled $46 300 million ($45 365 million as at March 31, 2000) including $38 541 million as at March 31, 2001 ($38 165 million as at March 31, 2000) related to Hydro-Québec loan guarantees. These net guaranteed financial initiatives are shown in summary form in Appendix 19.

C)
The Government is faced with claims and lawsuits, pending or potential. Some pertain to land claims by Native groups and benefit claims by social aid recipients under 30 years of age, while others, involving $581 million ($605 million in 2000), derive from breach of contract, personal injury or property damage and other similar causes. Since the outcome of these contingencies is uncertain, it is impossible to determine the potential loss the Government might incur.

12. MAJOR TRANSACTIONS BETWEEN GOVERNMENT ENTERPRISES AND ENTITIES INCLUDED IN THE GOVERNMENT'S REPORTING ENTITY

The most important transactions between the Government and its enterprises break down as follows:

	2001	2000
	(in millions of dollars)
		(adjusted)
Revenue
Income and property taxes	475	320
Sales of goods and services	537	373

	1 012	693

Expenditure
Health and Social Services	135	53
Economy and Environment	108	51
Administration and Justice	38	36

	281	140

13. COMPARATIVE FIGURES

Certain comparative figures for 2000 were reclassified for consistency with the presentation adopted in 2001.

APPENDIX 1

GOVERNMENT DEPARTMENTS AND AGENCIES WHOSE FINANCIAL TRANSACTIONS
WERE CONDUCTED WITHIN THE CONSOLIDATED REVENUE FUND AND INCLUDED
IN THE GOVERNMENT'S REPORTING ENTITY

Affaires municipales et Métropole
        Commission municipale du Québec
        Conseil des aînés
        Régie du logement

Agriculture, Pêcheries et Alimentation
        Commission de protection du territoire agricole du Québec
        Régie des assurances agricoles du Québec
        Régie des marchés agricoles et alimentaires du Québec

Assemblée nationale
        Conseil du trésor, Administration et Fonction publique
        Commission de la fonction publique

Conseil exécutif
        Conseil permanent de la jeunesse

Culture et Communications
        Commission des biens culturels du Québec

Éducation
        Commission consultative de l'enseignement privé
        Commission d'évaluation de l'enseignement collégial
        Conseil supérieur de l'éducation

Emploi et Solidarité sociale

Environnement
        Bureau d'audiences publiques sur l'environnement

Famille et Enfance
        Conseil de la famille et de l'enfance

Faune et Parcs
        Société de la faune et des parcs du Québec

Finances
        Inspecteur général des institutions financières
        Régie de l'assurance-dépôts du Québec

Industrie et Commerce

Justice
        Comité de la rémunération des juges de la Cour du Québec et des cours municipales
        Conseil de la justice administrative
        Conseil de la magistrature
        Conseil du statut de la femme
        Tribunal des droits de la personne

Personnes désignées par l'Assemblée nationale
        Directeur général des élections — Commission de la représentation
        Protecteur du citoyen
        Vérificateur général

APPENDIX 1 (cont'd)

GOVERNMENT DEPARTMENTS AND AGENCIES WHOSE FINANCIAL TRANSACTIONS
WERE CONDUCTED WITHIN THE CONSOLIDATED REVENUE FUND AND INCLUDED
IN THE GOVERNMENT'S REPORTING ENTITY

Recherche, Science et Technologie
        Agence d'évaluation des technologies et des modes d'intervention en santé
        Conseil de la science et de la technologie

Régions

Relations avec les citoyens et Immigration
        Commission d'accès à l'information
        Commission des droits de la personne et des droits de la jeunesse
        Conseil des relations interculturelles
        Curateur public (Le) *
        Office de la protection du consommateur

Relations internationales
        Commission de protection de la langue française
        Commission de toponymie
        Conseil de la langue française
        Office de la langue française
        Secrétariat à la politique linguistique

Ressources naturelles

Revenu

Santé et Services sociaux
        Commissaire aux plaintes en matière de santé et de services sociaux
        Conseil de la santé et du bien-être
        Conseil médical du Québec
        Office des personnes handicapées du Québec

Sécurité publique
        Bureau du coroner
        Comité de déontologie policière
        Comissaire à la déontologie policière
        Commission québécoise des libérations conditionnelles
        Régie des alcools, des courses et des jeux

Tourisme

Transports
        Commission des transports du Québec

Travail
        Commission de l'équité salariale
        Conseil consultatif du travail et de la main-d'oeuvre
        Conseil des services essentiels
        Régie du bâtiment du Québec

*
This entity also conducts transactions of a fiduciary nature that are not included in the Government's reporting entity.

APPENDIX 2

AGENCIES AND SPECIAL FUNDS WHOSE OWN REPORTING ENTITY
IS INCLUDED IN THE GOVERNMENT'S REPORTING ENTITY

AGENCIES

Agence de l'efficacité énergétique
Agence métropolitaine de transport(1)
Bibliothèque nationale du Québec
Bureau d'accréditation des pêcheurs et des aides-pêcheurs du Québec
Bureau des services financiers(1)
Comité consultatif de l'environnement Kativik
Commissaire de l'industrie de la construction
Commission de la capitale nationale du Québec
Commission de la qualité de l'environnement Kativik
Commission de reconnaissance des associations d'artistes et des associations de producteurs
Commission des lésions professionnelles
Commission des normes du travail
Commission des services juridiques
Commission des valeurs mobilières du Québec
Conseil des arts et des lettres du Québec
Corporation d'urgences-santé de la région de Montréal métropolitain
École nationale de police du Québec(1)
École nationale des pompiers du Québec(1)
Fondation de la faune du Québec
Fonds d'aide aux recours collectifs
Fonds d'assurance-prêts agricoles et forestiers
Fonds de la recherche en santé du Québec
Fonds pour la formation de chercheurs et l'aide à la recherche(1)
Grande bibliothèque du Québec
Héma-Québec
Institut de la statistique du Québec
Institut de tourisme et d'hôtellerie du Québec(1)
Institut national de santé publique du Québec
Investissement-Québec
Musée d'art contemporain de Montréal
Musée de la civilisation
Musée du Québec
Office de la sécurité du revenu des chasseurs et piégeurs cris
Office des professions du Québec
Office Québec-Amériques pour la Jeunesse
Régie de l'assurance maladie du Québec
Régie de l'énergie
Régie des installations olympiques
Régie du cinéma
Sidbec
Société de développement des entreprises culturelles
Société de développement de la zone de commerce international de Montréal à Mirabel
Société de financement agricole
Société de la Place des Arts de Montréal(1)
Société de télédiffusion du Québec (Télé-Québec)
Société des traversiers du Québec
Société d'habitation du Québec(1)

        APPENDIX 2 (cont'd)

AGENCIES AND SPECIAL FUNDS WHOSE OWN REPORTING ENTITY
IS INCLUDED IN THE GOVERNMENT'S REPORTING ENTITY

AGENCIES (cont'd)

Société d'investissement Jeunesse
Société du Centre des congrès de Québec
Société du Grand Théâtre de Québec
Société du Palais des congrès de Montréal
Société du parc industriel et portuaire de Bécancour
Société du parc industriel et portuaire Québec-Sud
Société immobilière du Québec
Société nationale de l'amiante
Société québécoise d'assainissement des eaux
Société québécoise de récupération et de recyclage
Société québécoise d'information juridique
Tribunal administratif du Québec

(1)
Entities whose year-end date does not correspond to March 31, 2001 and for which no data were available for the period between the end of their fiscal year and March 31, 2001.

SPECIAL FUNDS

Assistance Fund for Independent Community Action
Assistance Fund for Victims of Crime
Civil Status Fund
Collection Fund
Financial Assistance Fund for Certain Disaster Areas
Financing Fund
Fonds du Centre financier de Montréal
Forestry Fund
Fund to Combat Poverty through Reintegration into the Labour Market
Fund for the Contributions of Motorists to Public Transit
Fund for the Management of Québec Immovables on Foreign Soil
Government Information Fund
Government Services Fund
Health Services Fund
Horse-Racing Industry Fund
Ice Storm Fund
Information Technology Fund of the Conseil du trésor
Information Technology Fund of the Ministère de la Solidarité sociale
Information Technology Fund of the Ministère du Revenu
Labour Market Development Fund
Geographic Information Fund
Land Information Fund
Police Services Fund
Prescription Drug Insurance Fund
Québec Youth Fund
Regional Development Fund
Register Fund of the Ministère de la Justice

        APPENDIX 2 (cont'd)

AGENCIES AND SPECIAL FUNDS WHOSE OWN REPORTING ENTITY
IS INCLUDED IN THE GOVERNMENT'S REPORTING ENTITY

SPECIAL FUNDS (cont'd)

Road Network Preservation and Improvement Fund
Rolling Stock Management Fund
Sinking Fund relating to Borrowings by General and Vocational Colleges in Québec
Sinking Fund relating to Borrowings by Québec Health and Social Services Agencies
Sinking Fund relating to Borrowings by Québec School Boards
Sinking Fund relating to Borrowings by Québec University Establishments
Special Local Activities Financing Fund
Special Olympic Fund
Support Payments Fund *
Tourism Partnership Fund

*
This fund also conducts transactions of a fiduciary nature that are not included in the Government's reporting entity.

APPENDIX 3

ENTERPRISES INCLUDED IN THE GOVERNMENT'S REPORTING ENTITY

Centre de recherche industrielle du Québec

Commission de la santé et de la sécurité du travail

Corporation d'hébergement du Québec

Financement-Québec

Fonds d'indemnisation du courtage immobilier

Hydro-Québec *

Immobilière SHQ

Loto-Québec

Régie de l'assurance-dépôts du Québec

Société de développement de la Baie James

Société de l'assurance automobile du Québec

Société des alcools du Québec

Société des établissements de plein air du Québec

Société générale de financement du Québec

Société Innovatech du Grand Montréal

Société Innovatech du Sud du Québec

Société Innovatech Québec et Chaudière — Appalaches

Société Innovatech Régions ressources

*
This enterprise also conducts transactions of a fiduciary nature that are not included in the Government's reporting entity.

APPENDIX 4

AGENCIES AND FUNDS WHICH CONDUCT TRANSACTIONS OF A FIDUCIARY NATURE THAT ARE
NOT INCLUDED IN THE GOVERNMENT'S REPORTING ENTITY

Caisse de dépôt et placement du Québec

Comité Centraide — public sector

Commission administrative des régimes de retraite et d'assurances

Commission de la construction du Québec

Curateur public (Le) (fiduciary section)

Fonds central pour le bénéfice des personnes incarcérées

Fonds d'assurance-récolte

Fonds d'assurance-stabilisation des revenus agricoles

Fonds de contrats à terme

Fonds d'indemnisation des services financiers

Fonds du régime tripartite d'assurance revenu brut à l'égard des récoltes

Fonds national de formation de la main-d'oeuvre

Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec

Hydro-Québec — Pension Plan

Régie des rentes du Québec

Support Payments Fund (fiduciary section)

Travel Agents' Security Funds

Trust Funds

APPENDIX 5

BREAKDOWN OF REVENUE
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001	2000
		(Notes 2 and 13)
Income and property taxes
Personal income tax	17 034	16 003
Contributions to the Health Services Fund	4 719	4 429
Corporate taxes	4 257	3 680

	26 010	24 112

Consumption taxes
Sales	7 392	6 780
Fuel	1 581	1 605
Tobacco	554	555
Pari-mutuel	14	14

	9 541	8 954

Duties and permits
Motor vehicles	705	729
Alcoholic beverages	146	139
Natural resources	287	369
Other	268	253

	1 406	1 490

Miscellaneous
Sales of goods and services	1 580	1 734
Interest	451	426
Fines, forfeitures and recoveries	329	327

	2 360	2 487

Revenue from Government enterprises
Commission de la santé et de la sécurité du travail	443	787
Société des alcools du Québec	471	442
Loto-Québec	1 358	1 289
Hydro-Québec	1 160	1 090
Other	64	319

	3 496	3 927

Total own-source revenue	42 813	40 970

Government of Canada transfers
Equalization	5 650	4 387
Canada Health and Social Transfer	1 597	1 120
Other programs	914	845

Total Government of Canada transfers	8 161	6 352

Total revenue	50 974	47 322

APPENDIX 6

BREAKDOWN OF EXPENDITURE
FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001	2000
(Notes 2 and 13)
BY SUPERCATEGORY AND CATEGORY
Transfer
Remuneration	18 267	17 283
Operating	3 457	3 254
Capital	1 182	1 395
Interest	1 368	1 442
Support	10 688	9 985

	34 962	33 359
Remuneration	3 593	3 439
Operating(1)	2 924	2 684
Doubtful accounts and other allowances	512	461

Sub-total	41 991	39 943
Debt service(2)	7 606	7 372

Total expenditure	49 597	47 315

(1)
Including $776 million in 2000-2001 ($709 million in 1999-2000) for the depreciation of fixed assets.

(2)
After deduction $677 million in investment income in 2000-2001 ($321 million in 1999-2000), of which $45 million is from short-term investments ($96 million in 1999-2000), $412 million from the Retirement Plans Sinking Fund ($219 million in 1999-2000) and $220 million from the Sinking Fund for Government Borrowings ($6 million in 1999-2000).

APPENDIX 7

SHORT-TERM INVESTMENTS
AS AT MARCH 31, 2001
(in millions of dollars)

	2001	2000
Treasury bills	253	102
Deposit certificates	1 090	532
Banker's acceptances	273	46
Other	38	23

	1 654	703

        The return on short-term investments ranges from 4.52% to 6.48% and such investments mature at various dates until 2002.

APPENDIX 8

ACCOUNTS RECEIVABLE
AS AT MARCH 31, 2001
(in millions of dollars)

	2001	2000
Accounts receivable
Income and property taxes(1)	2 727	2 535
Consumption taxes(1)	2 147	1 519
Duties and permits(1)	132	157
Miscellaneous revenue	1 285	1 274
Revenue from Government enterprises	721	545
Government of Canada transfers	1 683	1 241
Specific purpose accounts	44	77
Expenditure and other	533	578

	9 272	7 926
Allowance for doubtful accounts	(1 046)	(1 029)
Accrued interest on investments	5	7

	8 231	6 904

(1)
Including the portion attributable to agents and assignees, i.e. $864 million for income and property taxes ($900 million in 2000), $1 633 million for consumption taxes ($1 045 million in 2000) and $107 million for duties and permits ($101 million in 2000).

APPENDIX 9

INVESTMENT IN GOVERNMENT ENTERPRISES
AS AT MARCH 31, 2001
(in millions of dollars)

INVESTMENT IN GOVERNMENT ENTERPRISES(1)

			2001	1999
	Loans and advances	Equity value	Investment in Government enterprises	Investment in Government enterprises
				(Note 2)
Centre de recherche industrielle du Québec	5	21	26	28
Commission de la santé et de la sécurité du travail(2)		264	264	(284)
Corporation d'hébergement du Québec		97	97	43
Financement-Québec		19	19	14
Fonds d'indemnisation du courtage immobilier(3)		4	4	3
Hydro-Québec(2)	7	14 877	14 884	14 263
Immobilière SHQ(3)		16	16	14
Loto-Québec		161	161	133
Régie de l'assurance-dépôts du Québec(3)		206	206	181
Société de développement de la Baie James(2)		3	3	3
Société de l'assurance automobile du Québec(2)		534	534	572
Société des alcools du Québec		32	32	47
Société des établissements de plein air du Québec		25	25	17
Société générale de financement du Québec(2)		1 876	1 876	1 532
Société Innovatech du Grand Montréal		286	286	241
Société Innovatech du Sud du Québec		16	16	15
Société Innovatech Québec et Chaudière — Appalaches		62	62	58
Société Innovatech Régions ressources		21	21	8

Total	12	18 520	18 532	16 888

(1)
These enterprises are wholly-owned by the Gouvernement du Québec and/or are under its control.

(2)
Equity value was determined on the basis of audited financial statements as at December 31, 2000, and adjusted according to unaudited interim results as at March 31, 2001.

(3)
Equity value was determined on the basis of audited financial statements as at December 31, 2000.

MATURITY OF LOANS AND ADVANCES

Loans and advances to the Centre recherche industrielle du Québec mature in 2002-2003, and those of Hydro-Québec have no fixed maturity date.

APPENDIX 9

INVESTMENT IN GOVERNMENT ENTERPRISES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

SUMMARY OF THE FINANCIAL STATEMENTS OF GOVERNMENT ENTERPRISES

	2001						2000
	Revenue	Expenditure	Net income or (net loss)	Liabilities	Assets	Net equity	Net equity
							(Note 2)
Centre de recherche industrielle du Québec	33	33		21	42	21	23
Commission de la santé et de la sécurité du travail(1)	2 561	1 911	650	8 150	8 462	312	(312)
Corporation d'hébergement du Québec	333	279	54	3 820	3 917	97	43
Financement-Québec	6	1	5	5 252	5 271	19	14
Fonds d'indemnisation du courtage immobilier(1)	1		1		4	4	3
Hydro-Québec(2)	12 334	11 176	1 158	46 341	61 376	15 035	14 416
Immobilière SHQ(1)	224	222	2	2 394	2 410	16	14
Loto-Québec	3 643	2 239	1 404	569	730	161	133
Régie de l'assurance-dépôts du Québec(1)	26	1	25	1	207	206	181
Société de développement de la Baie James(2)	15	15		8	11	3	3
Société de l'assurance automobile du Québec)(2)	1 416	1 454	(38)	5 983	6 517	534	572
Société des alcools du Québec	1 549	1 078	471	460	492	32	47
Société des établissements de plein air du Québec	61	62	(1)	79	97	18	9
Société générale de financement du Québec(2)	863	846	17	617	2 493	1 876	1 532
Société Innovatech du Grand Montréal	16	13	3	1	287	286	241

Amounts carried forward	23 081	19 330	3 751	73 696	92 316	18 620	16 919

APPENDIX 9

INVESTMENT IN GOVERNMENT ENTERPRISES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

SUMMARY OF THE FINANCIAL STATEMENTS OF GOVERNMENT ENTERPRISES (cont'd)

	2001						2000
	Revenue	Expenditure	Net income or (net loss)	Liabilities	Assets	Net equity	Net equity
							(Note 2)
Amounts brought forward	23 081	19 330	3 751	73 696	92 316	18 620	16 919
Société Innovatech du Sud du Québec	1	5	(4)		16	16	15
Société Innovatech Québec et Chaudière-Appalaches	2	8	(6)		62	62	58
Société Innovatech Régions ressources	1	2	(1)		21	21	8

	23 085	19 345	3 740	73 696	92 415	18 719	17 000
Adjustments:(3)			(244)			(199)	(124)

	23 085	19 345	3 496	73 696	92 415	18 520	16 876

(1)
These results were derived from audited financial statements as at December 31, 2000. The net assets of the Commission de la santé et de la sécurité du travail (CSST), including assessments collected from employers and whose management is entrusted to it, may not be used for purposes other than those prescribed by law. Adjustments take into account unaudited interim results as at March 31, 2001.

(2)
These results were derived from audited financial statements as at December 31, 2000, and adjusted according to unaudited interim results as at March 31, 2001.

(3)
These adjustments may be attributed mainly to the use of results derived from financial statements presented on different dates. In addition, certain items recorded as net equity were charged to results for a value of $45 million.

  APPENDIX 9

INVESTMENT IN GOVERNMENT ENTERPRISES (cont'd)
AS AT MARCH 31, 2001

COMMITMENTS OF GOVERNMENT ENTERPRISES

Corporation d'hébergement du Québec

As at March 31, 2000, the uncompleted balance of contracts signed by the Corporation and related to ongoing projects subject to contractual commitments totalled $53 million.

Hydro-Québec

Hydro-Québec has provided for a capital investment of $2 245 million for 2001 ($2 225 million for 2000).

Hydro-Québec has issued letters of credit or guarantees for an amount of $2 447 million as at March 31, 2001 ($672 million as at March 31, 2000).

Loto-Québec

Expansion of the Casino de Hull and construction of a resort complex

The total budget for this project is $228 million. As at March 31, 2001, $94 million (2000: $13 million) was accounted for, and commitments at that date totalled $70 million (2000: $21 million).

Société générale de financement du Québec

The Société is committed to acquiring fixed assets totalling $55 million in the coming fiscal years.

CONTINGENCIES OF GOVERNMENT ENTERPRISES

Commission de la santé et de la sécurité du travail

On May 26, 1988, the Supreme Court of Canada ruled that the Act respecting occupational health and safety was not applicable to businesses under federal jurisdiction. Following this ruling, the Commission reimbursed these employers for assessments that were wrongfully paid, including interest of 5% per year.

However, lawsuits were filed in Québec Superior Court by several out-of-province transportation firms which consider themselves to be under federal jurisdiction. They are claiming full reimbursement of the assessments paid to the Commission for the period 1981-1988, inclusively, rather than just the portion of assessments applicable under the Act respecting occupational health and safety. These firms are also claiming interest on their eventual refunds at the rate set under section 28 of the Act respecting the Ministère du Revenu, rather than the 5% rate determined by the Commission. These lawsuits total approximately $46 million not including the claim for interest.

The Commission is unable to predict the outcome of these lawsuits.

APPENDIX 10

LONG-TERM INVESTMENTS
AS AT MARCH 31, 2001
(in millions of dollars)

GOVERNMENT INVESTMENTS

	2001
					2000
	Shares and capital investments	Bonds and notes	Loans and advances
				Total	Total
Municipalities and municipal bodies
Municipalities			13	13	14
Municipal bodies			5	5	4

			18	18	18

Individuals, enterprises and other
Students			605	605	578
Enterprises	149		798	947	962
Survivor's pension plan			382	382	361
Other		93	336	429	406

	149	93	2 121	2 363	2 307
Allowance for doubtful accounts			537	537	531

	149	93	1 584	1 826	1 776

	149	93	1 602	1 844	1 794

Note:	Loans and advances to municipalities and municipal bodies bear interest at rates of 6.3% to 10.0%.
Loans and advances to students bear interest at rates of 5.0% to 14.9%.
Loans to enterprises usually bear interest at the average rate of 8.5%.
The loan on the survivor's pension plan bears interest at a rate of 9.33% while all other loans bear interest at various rates of up to 13.25%.

MATURITY OF INVESTMENTS

2001
2002	501
2003	317
2004	134
2005	139
2006	109

1 200
2007-2011	326
2012-2016	56
2017-2021	133

1 715
No fixed maturity date	129

1 844

APPENDIX 11

OTHER ACCOUNTS
AS AT MARCH 31, 2001
(in millions of dollars)

	2001	2000
Deferred expenses	132	169
Unrealized foreign exchange loss	1 463	1 345

	1 595	1 514

APPENDIX 12

BANK OVERDRAFT
AS AT MARCH 31, 2001
(in millions of dollars)

	2001	2000
		(Note 2)
Outstanding cheques	1 109	1 080
Short-term borrowings(1)	2 107	1 574

	3 216	2 654

Cash in bank	232	177
Cash and notes on hand and outstanding deposits	208	154

	440	331

	2 776	2 323

(1)
Breakdown of short-term borrowings

	2001	2000
		(Note 2)
Banker's acceptances and borrowings	323	204
Treasury bills	1 053	1 318
Notes at par	79	45
Discount notes	652
Line of credit		7

	2 107	1 574

        Short-term borrowings mature at various dates until 2002 and bear interest at rates of 4.48% to 5.36%.

APPENDIX 13

ACCOUNTS PAYABLE AND ACCRUED EXPENSES
AS AT MARCH 31, 2001
(in millions of dollars)

	2001		2000
Remuneration		616		576
Suppliers		1 160		1 061
Advances from trust funds		197		359
Clearing account for collected taxes:
Municipal taxation			374
Other	215	215	89	463

Specific purpose accounts(1)		14		24
Transfers to:
School boards and educational institutions	666		1 359
Health and social services institutions	463		669
Municipalities and municipal bodies	125		124
Other	957	2 211	967	3 119

Accrued interest on borrowings		1 781		1 629
Sick leave and vacations(2)		929		884
Allowance for losses on guaranteed financial initiatives(2)		877		814
Survivor's pension plan(2)		328		329

		8 328		9 258

(1)
Summary of specific purpose accounts (see table on next page).

(2)
Includes mainly amounts payable over the long-term.

  APPENDIX 13

ACCOUNTS PAYABLE AND ACCRUED EXPENSES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

(1)
Summary of specific purpose accounts:

	Balance as at March 31, 2000	Payments and other debits	Receipts and other credits	Surplus for the year	Balance as at March 31, 2001
SALES OF GOODS AND SERVICES
Account for administering the Goods and Services Tax		103	103
Account for financing the horse-racing industry recovery plan	2	20	20		2
Other	8	38	34	(4)	4
GOVERNMENT OF CANADA TRANSFERS
Account for administrating the Firearms Act		16	16
Account for financing millennium scholarships		77	80	3	3
Account for financing port terminals		36	36
Account for minority language education and second-language instruction	5	13	8	(5)
Account for infrastructure work		15	15
Ice storm account		34	34
Other	9	25	21	(4)	5

	24	377	367	(10)	14

APPENDIX 14

BORROWINGS
AS AT MARCH 31, 2001
(in millions of dollars)

	2001				2000
Summary by type of currency and borrowing	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %
IN CANADIAN DOLLARS
Treasury bills	1 924		1 924		2 094		2 094
Savings products	2 682		2 682		2 591		2 591
Bonds and notes	26 116		26 116		23 600		23 600
Medium-term notes on the Canadian market	2 929		2 929		2 213		2 213
Medium-term notes on the U.S. market	65		65		65		65
Medium-term notes on the European market	30		30		30		30
Commitments under capital leases	208		208		225		225
Currency swap contracts	12 799		12 799		11 288		11 288

	46 753	C$	46 753	7.39%	42 106	C$	42 106	7.69%

IN U.S. DOLLARS
Bonds and notes	10 213		16 111		9 458		13 747
Medium-term notes on the Canadian market	13		21		13		19
Medium-term notes on the U.S. market	1 003		1 583		943		1 373
Medium-term notes on the European market	950		1 498		1 077		1 565
Currency swap contracts	(4 515)		(7 122)		(2 703)		(3 930)

	7 664	U.S.$	12 091	7.18%	8 788	U.S.$	12 774	7.36%

IN YEN
Bonds and notes	222 504		2 795		278 337		3 941
Medium-term notes on the U.S. market	3 391		43		3 391		48
Medium-term notes on the European market	335 742		4 217		360 706		5 107
Currency swap contracts	98 955		1 242		(176 907)		(2 504)

	660 592		¥8 297	4.04%	465 527		¥6 592	4.30%

IN SWISS FRANCS
Bonds and notes	511		464		713		623
Currency swap contracts	(511)		(464)		870		761

		Sfr			1 583	Sfr	1 384	4.13%

IN DEUTSCHE MARKS
Bonds and notes	1 633		1 159		1 635		1 163
Medium-term notes on the European market	578		409		477		340
Currency swap contracts	(2 071)		(1 468)		(1 972)		(1 403)

	140	DM	100	6.20%	140	DM	100	5.85%

AMOUNTS CARRIED FORWARD			67 241				62 956

APPENDIX 14

BORROWINGS (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

	2001				2000
Summary by type of currency and borrowing	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %
AMOUNTS BROUGHT FORWARD			67 241				62 956

IN FRENCH FRANCS
Bonds and notes	5 805		1 228		5 807		1 232
Medium-term notes on the European market	2 811		594		2 812		596
Currency swap contracts	(6 701)		(1 417)		(6 701)		(1 421)

	1 915	Ffr	405	6.54%	1 918	Ffr	407	6.55%

IN POUNDS STERLING
Bonds and notes	198		444		198		459
Currency swap contracts	(198)		(444)		(198)		(459)

	—		£—		—		£—

IN DUTCH GUILDERS
Bonds and notes	350		220		350		221
Currency swap contracts	(350)		(220)		(350)		(221)

	—	DFl	—		—	DFl	—

IN AUSTRALIAN DOLLARS
Bonds and notes	635		489		236		208
Currency swap contracts	(635)		(489)		(236)		(208)

	—	A$	—		—	A$	—

IN LUXEMBOURG FRANCS
Bonds and notes	2 032		70		2 040		70
Currency swap contracts	(2 032)		(70)		(2 040)		(70)

	—	Lfr	—		—	Lfr	—

IN SWEDISH KRONOR
Bonds and notes	506		77		507		85
Currency swap contracts	(506)		(77)		(507)		(85)

	—	Skr	—		—	Skr	—

IN EUROS
Bonds and notes	993		1 377		840		1 168
Medium-term notes on the European market	336		466		324		451
Currency swap contracts	(1 693)		(2 348)		(1 032)		(1 435)

	(364)		€(505)	5.23%	132		€184	5.25%

IN PESETAS
Bonds and notes	10 025		84		10 042		84
Currency swap contracts	(10 025)		(84)		(10 042)		(84)

	—	SPP	—		—	SPP	—

			67 141	6.82%			63 547	6.92%

Less:
Sinking fund			2 036				1 832

			65 105				61 715

APPENDIX 14

BORROWINGS (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

SINKING FUND
CHANGES IN FUND BALANCE
FOR THE FISCAL YEAR ENDED MARCH 31, 2001

	2001		2000
Opening balance	1 851		1 852
Plus:
Payment from the Consolidat ed Revenue Fund	137		135
Net revenue	202		15
Gains (losses) on interest rate swap contracts	20		(7)

	2 210		1 995
Less:
Funds used to repay specific borrowings	148		144

Closing balance	2 062	(1)	1 851	(1)

(1)
Including $26 million ($19 million in 2000) from the Sinking Fund for Government Borrowings contracted to finance the health and social services and education networks and Government enterprises.

SINKING FUND
STATEMENT OF FINANCIAL POSITION
AS AT MARCH 31, 2001

	2001		2000
Investments
Treasury bills	36		68
Bonds and notes	1 988		1 759

	2 024		1 827

Other assets
Cash on hand	5		4
Accounts receivable and accrued interest	50		26
Deferred losses on forward exchange contracts			8

	55		38

Liabilities
Accounts payable			7
Deferred foreign exchange gain	17
Amounts on deposit — Securities loans			7

	17		14

Fund balance	2 062	(1)	1 851	(1)

(1)
Including $26 million ($19 million in 2000) from the Sinking Fund for Government Borrowings contracted to finance the health and social services and education networks and Government enterprises.

APPENDIX 15

BORROWINGS TO FINANCE THE HEALTH AND SOCIAL SERVICES AND
EDUCATION NETWORKS AND GOVERNMENT ENTERPRISES(1)
AS AT MARCH 31, 2001
(in millions of dollars)

	2001				2000
Summary by type of currency and borrowing	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %
IN CANADIAN DOLLARS
Treasury bills	815		815		624		624
Bonds and notes	4 498		4 498		4 915		4 915
Medium-term notes on the Canadian market	85		85		98		98
Medium-term notes on the U.S. market	17		17		17		17
Currency swap contracts	407		407		501		501

	5 822	C$	5 822	6.61%	6 155	C$	6 155	6.74%

IN U.S. DOLLARS
Bonds and notes	3		4		3		4
Medium-term notes on the U.S. market	210		332		217		315
Medium-term notes on the European market	79		125		79		115
Currency swap contracts	(292)		(461)		(299)		(434)

	—	U.S.$	—		—	U.S.$	—

IN YEN
Bonds and notes	5 000		63		5 000		71
Medium-term notes on the European market	3 520		44		3 514		50
Currency swap contracts	(8 520)		(107)		(8 514)		(121)

	—		¥—		—		¥—
			5 822	6.61%			6 155	6.74%

Less:
Sinking fund			26				19

			5 796				6 136

(1)
Advances to the health and social services and education networks and Government enterprises are granted on the same conditions as these borrowings.

  APPENDIX 16

BORROWINGS TO FINANCE THE WORK OF MUNICIPAL BODIES
AS AT MARCH 31, 2001
(in millions of dollars)

	2001				2000
Summary by type of currency and borrowing	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %	In millions of monetary units		Total in Canadian equivalent	Weighted average interest rate %
IN CANADIAN DOLLARS
Treasury bills	226		226		246		246
Bonds and notes	2 113		2 113		1 887		1 887
Currency swap contracts	896		896		1 186		1 186

	3 235	C$	3 235	7.97%	3 319	C$	3 319	8.66%

IN U.S. DOLLARS
Bonds and notes	72		114		122		177
Medium-term notes on the U.S. market	100		157		100		145
Currency swap contracts	(172)		(271)		(222)		(322)

	—	U.S.$	—		—	U.S.$	—

IN YEN
Bonds and notes	12 000		151		12 000		170
Currency swap contracts	(12 000)		(151)		(12 000)		(170)

	—		¥—		—		¥—

IN SWISS FRANCS
Bonds and notes					125		109
Currency swap contracts					(125)		(109)

	—	Sfr	—		—	Sfr	—

IN DEUTSCHE MARKS
Bonds and notes	261		185		411		293
Medium-term notes on the European market	99		70		99		71
Currency swap contracts	(360)		(255)		(510)		(364)

	—	DM	—		—	DM	—

IN LUXEMBOURG FRANCS
Bonds and notes	4 000		138		4 000		138
Currency swap contracts	(4 000)		(138)		(4 000)		(138)

	—	Lfr	—		—	Lfr	—

			3 235	7.97%			3 319	8.66%

APPENDIX 17

NET DEBT
FOR THE FISCAL YEAR ENDED MARCH 31, 2001
(in millions of dollars)

	2001	2000
PREVIOUSLY ESTABLISHED OPENING BALANCE	88 886	88 583
Accounting changes with adjustments for previous years
Investment in Government enterprises (Note 2a)	235	193
Bank overdraft (Note 2b)	41	34

	89 162	88 810

Accounting changes with adjustments for previous years
Investment in Government enterprises (Note 2a)	(62)
Accounts payable and accrued expenses (Note 2c)	12

	(50)
Surplus	(1 377)	(7)
Increase in the net book value of fixed assets	473	359

Annual change in net debt	(954)	352

CLOSING BALANCE	88 208	89 162

APPENDIX 18

FIXED ASSETS
AS AT MARCH 31, 2001
(in millions of dollars)

	Land	Buildings	Facilities	Complex networks	Equipment	Development of data processing systems	Total	Total
Cost of fixed assets
Opening balance	324	3 330	161	11 070	1 526	649	17 060	16 050
Acquisition	33	228	34	639	200	130	1 264	1 106
Disposal	(10)	(67)	(5)	(1)	(38)	(7)	(128)	(96)

Closing balance	347	3 491	190	11 708	1 688	772	18 196	17 060

Accumulated depreciation
Opening balance		1 660	91	7 629	742	245	10 367	9 716
Depreciation expenses		118	11	374	178	95	776	709
Impact of disposal		(66)	(7)	13	(53)		(113)	(58)

Closing balance	—	1 712	95	8 016	867	340	11 030	10 367

Fixed assets (Note 4)	347	1 779	95	3 692	821	432	7 166 (1)	6 693 (1)

(1)
Including fixed assets rented under capital leases totalling $208 million in 2000-2001 ($225 million in 1999-2000).

APPENDIX 19

COMMITMENTS AND CONTINGENCIES
AS AT MARCH 31, 2001
(in millions of dollars)

COMMITMENTS

	2001		2000
			(adjusted)
TRANSFERS FOR
Repayment of the principal on borrowings for capital expenditures:
School boards and educational institutions	7 012		6 513
Health and social services institutions	3 293		3 157
Municipalities and municipal bodies	2 905		2 993
Other beneficiaries	277		257

	13 487		12 920

Other capital expenditures:
School boards and educational institutions	2 073		2 254
Health and social services institutions	1 777		1 484
Municipalities and municipal bodies	1 060		917
Other beneficiaries	581		667

	5 491		5 322

	18 978	*	18 242	*

*
Commitments in foreign currency are shown at their Canadian equivalent at the exchange rates in effect on March 31 and take currency swap contracts into account.

  APPENDIX 19

COMMITMENTS AND CONTINGENCIES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

SUMMARY SCHEDULE OF TRANSFER COMMITMENTS
FOR REPAYMENT OF THE PRINCIPAL ON BORROWINGS
FOR CAPITAL EXPENDITURES

Maturity	School boards	General and vocational colleges	Universities	Health and social services institutions	Municipalities and municipal bodies	Other beneficiaries	Total
2002	696	195	253	616	366	83	2 209
2003	695	274	404	625	306	38	2 342
2004	677	241	450	786	317	43	2 514
2005	258	156	224	184	286	51	1 159
2006	571	118	158	303	216	48	1 414

	2 897	984	1 489	2 514	1 491	263	9 638
2007-2011	867	241	279	626	681	14	2 708
2012-2016	115	70	44	85	309		623
2017-2021	11	7	3	44	255		320
2022-2026		3		24	91		118
2027-2031		2			58		60
2032-2036					18		18
2037-2041					2		2

	3 890	1 307	1 815	3 293	2 905	277	13 487

Note:
This schedule was drawn up according to the dates shown on bonds or notes at the balance sheet date. Any refinancing after that date will affect the above schedule.

  APPENDIX 19

COMMITMENTS AND CONTINGENCIES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

GUARANTEED FINANCIAL INITIATIVES

	2001	2000
Government agencies and enterprises
Hydro-Québec(1)	38 541	38 165
Investissement-Québec(1)	1 310	944
Société d'habitation du Québec(1)	172	121
Other	58	56

	40 081	39 286

Individuals and corporations
Loans to farm producers(1)	3 748	3 443
Loans to students(1)	3 259	3 340
Other loans	89	110

	7 096	6 893

Total guaranteed financial initiatives	47 177	46 179
Less:
Allowance for losses on guaranteed financial initiatives	877	814

NET GUARANTEED FINANCIAL INITIATIVES	46 300	45 365

(1)
See additional information on following pages.

  APPENDIX 19

COMMITMENTS AND CONTINGENCIES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

HYDRO-QUÉBEC LOAN GUARANTEES(1)(2)

	2001		2000
	Authorized	Contingent liabilities(3)	Contingent liabilities(3)
Negotiable bonds
In Canadian dollars		14 962	15 441
In U.S. dollars		13 723	13 590
Other currencies		1 890	2 482

	30 575	30 575	31 513

Other borrowings
In Canadian dollars		3 912	2 253
In U.S. dollars		2 940	3 025
Other currencies		1 596	1 821

	20 183	8 448	7 099

Total		39 023	38 612
Less: Sinking fund		482	447

	50 758	38 541	38 165

(1)
The Gouvernement du Québec, which is Hydro-Québec's sole shareholder, guarantees loans contracted in various currencies by this enterprise. The value of assets in Hydro-Québec, as shown in Appendix 9, was $61 376 million as at March 31, 2001 ($58 241 million as at March 31, 2000).

(2)
Loan guarantees bear interest at fixed and variable rates and mature at various dates until 2031.

(3)
Loan guarantees are shown at their Canadian equivalent at the rates in effect on March 31, 2001.

INVESTISSEMENT-QUÉBEC LOAN GUARANTEES(1)(2)

	2001		2000
	Authorized	Contingent liabilities	Contingent liabilities
Loan guarantees in effect:
Business start-up and re-start investment and support programs		68	103
Various programs		636	488
Authorized loan guarantees not in effect:
Various programs		606	353

	1 629	1 310	944

Allowance for losses on guaranteed financial initiatives		(231)	(190)

		1 079	754

(1)
The Government guarantees the payment of principal and interest on the loans concerned under the Act respecting Investissement-Québec and Garantie-Québec (R.S.Q., c. I-16)

(2)
The total value of securities received as loan guarantees was $206 million as at March 31, 2001 ($143 million as at March 31, 2000).

  APPENDIX 19

COMMITMENTS AND CONTINGENCIES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

SOCIÉTÉ D'HABITATION DU QUÉBEC LOAN GUARANTEES(1)

	2001		2000
	Authorized	Contingent liabilities	Contingent liabilities
Renovation asssistance program(2)			6
Assistance program for community housing(3)		5	5
Achat-Rénovation and Accès Logis programs(4)		167	110

	172	172	121

Allowance for losses on guaranteed financial initiatives		(5)	(5)

		167	116

(1)
The Société d'habitation du Québec (SHQ) guarantees the reimbursement of losses of principal and interest under the Act respecting the Société d'habitation du Québec (R.S.Q., c. S-8).

(2)
Loans from financial institutions guaranteed by the SHQ and granted to individuals who contracted borrowings to carry out home renovations. These loans are guaranteed for three years and may be extended for an additional year.

(3)
Loans from financial institutions guaranteed by the SHQ and granted to non-profit organizations for a period of 25 years. The organizations are responsible for paying the interest on these loans, which finance the cost of buildings.

(4)
Loans from financial institutions guaranteed by the SHQ and granted to non-profit organizations for periods of 15 and 25 years. The SHQ reimburses the interest on loans guaranteed for 15 years, while the organizations pay that on those guaranteed for 25 years. The loans finance the cost of buildings.

FARM PRODUCER LOAN GUARANTEES(1)

	2001		2000
	Authorized	Contingent liabilities	Contingent liabilities
Act respecting the Société de financement agricole (R.S.Q., c. S-11.0101)		3 057	2 643
Act respecting farm financing (R.S.Q., c. F-1.2)		404	469
Act to promote long term farm credit by private institutions (R.S.Q., c. C-75.1)		213	254
Various acts		74	77

	3 748	3 748	3 443

Allowance for losses on guaranteed financial initiatives		(58)	(45)

		3 690	3 398

(1)
Balances of principal and interest on loans for which the Fonds d'assurance-prêts agricoles et forestiers reimburses losses and covers related charges.

  APPENDIX 19

COMMITMENTS AND CONTINGENCIES (cont'd)
AS AT MARCH 31, 2001
(in millions of dollars)

STUDENT LOAN GUARANTEES(1)

	2001		2000
	Authorized	Contingent liabilities	Contingent liabilities
Loans for which the Government pays interest.
Borrowers are students.		1 115	1 305
Loans for which borrowers are responsible for repaying principal and interest.		2 088	1 972
Loans for the purchase of a personal computer, for which borrowers are responsible for repaying interest.		56	63

	3 259	3 259	3 340

Allowance for losses on guaranteed financial initiatives		(544)	(517)

		2 715	2 823

(1)
The Government guarantees the reimbursement of losses of principal and interest to lending institutions under the Act respecting financial assistance for students (R.S.Q., c. A-13.3).

APPENDIX 20

SUMMARY OF TRANSACTIONS OF A FIDUCIARY NATURE CONDUCTED BY
GOVERNMENT AGENCIES AND FUNDS
AS AT MARCH 31, 2001
(in millions of dollars)

	2001				2000
	Liabilities	Assets	Increase (decrease) in accrued equity	Net equity	Net equity
					(adjusted)
Caisse de dépôt et placement du Québec(1)	25 157	113 420	6 720	88 263	81 543
Comité Centraide — public sector(1)	8	8
Commission administrative des régimes de retraite et d'assurances:(1)
RREGOP and PPMP	79	36 601	2 308	36 522	34 214
PPFETQ		130	8	130	122
Other plans	17	294	16	277	261
Commission de la construction du Québec(1)
General Fund	44	37	(12)	(7)	5
Supplemental pension plan
— general account	47	3 622	75	3 575	3 500
Supplemental pension plan
— pensioners' account	2	3 329	154	3 327	3 173
Other	303	1 736	148	1 433	1 285
Curateur public (Le)(2)	21	285	27	264	237
Fonds central pour le bénéfice des personnes incarcérées(1)		2		2	2
Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec(2)		4		4	4
Fonds d'assurance-récolte and Fonds d'assurance-stabilisation des revenus agricoles(2)	305	309	31	4	(27)
Fonds de contrats à terme(2)	3	3
Travel Agents' Security Funds(2)	8	7		(1)	(1)
Support Payments Fund(2)	321	321
Fonds d'indemnisation des services financiers(1)	3	4		1	1
Fonds du régime tripartite d'assurance revenu brut à l'égard des récoltes(2)	8	22	(6)	14	20
Trust Funds(2)	372	372
Fonds national de formation de la main-d'oeuvre(2)	4	93	16	89	73
Hydro-Québec — Pension Plan(1)	12	9 464	494	9 452	8 958
Régie des rentes du Québec(2)
Fonds du régime de rentes du Québec	673	18 027	(956)	17 354	18 310
Other	29	32		3	3

	27 416	188 122	9 023	160 706	151 683
Less: Funds entrusted to the Caisse de dépôt et placement du Québec		62 833	1 723	62 833	61 110

	27 416	125 289	7 300	97 873	90 573

(1)
Financial statements as at December 31, 2000.
(2)
Financial statements as at March 31, 2001.

APPENDIX 21

RESERVE
AS AT MARCH 31, 2001
(in millions of dollars)

	RESERVE ACCOUNTS				2001
	Health and social services	Education	Social solidarity	Research	Total
Opening balance	—	—	—	—	—
Transfer to reserve	600	200	100	50	950

Closing balance	600	200	100	50	950

In March 2001, the Government created a reserve to finance capital projects and other projects having a defined duration. However, under extraordinary circumstances, the Government may, when it believes that the public interest so warrants, use the reserve for projects other than those for which it was created. The Minister of Finance determines, in the Budget Speech, the portion of the surplus for the fiscal year exceeding the budgetary objectives that is to be transferred to the reserve.

An amount of $950 million was transferred to the reserve for the fiscal year ended March 31, 2001. The debt representing accumulated deficit and the reserve were thus reduced by $477 million, of which $50 million was for adjustments and $427 million for the excess of the annual surplus over the reserve.

In the 2002-2003 Budget Speech, tabled on November 1, 2001, the Government announced that the entire $950-million reserve will be used in 2001-2002. An amount of $280 million will be allocated to funding new spending for the four accounts provided in the reserve, while the remaining $670 million will be used to maintain a balanced budget.

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